Exhibit 10ak
BRUSH ENGINEERED MATERIALS INC.
Agreement Relating to
Performance Restricted Shares and Performance Shares
          WHEREAS,                                          (the “Grantee”) is an employee of Brush Engineered Materials Inc., an Ohio corporation (the “Corporation”), or a Subsidiary; and
          WHEREAS, the execution of an agreement in the form hereof (this “Agreement”) has been authorized by resolution of the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation that was duly adopted on February 5, 2008;
          NOW, THEREFORE, pursuant to the Corporation’s 2006 Stock Incentive Plan (the “Plan”), the Corporation hereby confirms to the Grantee the grant of,                      Performance Restricted Shares and one-half that number of Performance Shares, effective on February 15, 2008 (the “Date of Grant”), subject to the terms and conditions of the Plan and the following additional terms, conditions, limitations and restrictions:
ARTICLE I
DEFINITIONS
          All terms used herein with initial capital letters that are defined in the Plan shall have the meanings assigned to them in the Plan, and the following additional terms, when used herein with initial capital letters, shall have the following meanings:
     1. “Change in Control” has the meaning set forth in Section 4(b) of Article II of this Agreement.

     2. “Cumulative Operating Profit” means the sum of earnings (net of any losses) before tax and interest during the Performance Period for the business unit specified to the Grantee in the notice accompanying this Agreement.
     3. “Management Objective” means the threshold, target and maximum Cumulative Operating Profit goals established by the Committee for the Performance Period as set forth on Exhibit A to the resolution of the Committee adopted on February 15, 2008. No adjustment of the Management Objective or the stock prices performance criteria set forth in Section 3(b) of Article II shall be permitted in respect of any Performance Restricted Shares or Performance Shares granted to any Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision) if such adjustment would result in the loss of an otherwise available deduction.
     4. “Performance Period” means the three-year period commencing January 1, 2008 and ending on December 31, 2010.
ARTICLE II
CERTAIN TERMS OF PERFORMANCE RESTRICTED SHARES
     1. Issuance of Performance Restricted Shares. The Performance Restricted Shares covered by this Agreement shall be issued to the Grantee, effective on the Date of Grant. The Common Shares subject to this grant of Performance Restricted Shares, when issued, shall be fully paid and nonassessable.
     2. Restrictions on Transfer of Shares. The Common Shares subject to this grant of Performance Restricted Shares may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee except to the Corporation until the Performance Restricted Shares have become nonforfeitable as provided in Section 3 hereof, provided, however, that the Grantee’s rights with respect to such Common Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 2 of this Article II shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Common Shares. The Corporation in its sole discretion, when and as permitted by the Plan, may waive the restrictions on transferability with respect to all or a portion of the Common Shares subject to this grant of Performance Restricted Shares.
     3. Vesting of Performance Restricted Shares.
          (a) Except as provided in paragraph (b) of this Section 3 of Article II, no Performance Restricted Shares shall become nonforfeitable if actual achievement falls below the threshold level of the Management Objective. If the Management Objective shall have been attained at the threshold level and if the Grantee shall have remained in the continuous employ of the Corporation or a Subsidiary throughout the Performance Period, 25% of the number of Performance Restricted Shares specified on the first page of this Agreement shall be earned.
          (b) If actual achievement falls below the threshold level of the Management Objective, but the performance of the Common Shares during the Performance Period falls within the top quartile of the Russell 2000 and the Grantee shall have remained in the continuous employ of the Corporation or a Subsidiary throughout the Performance Period, 25% of the number of Performance Restricted Shares specified on the first page of this Agreement shall be earned, unless a lesser percentage is determined by the Committee. The top quartile stock performance shall be measured by comparing the appreciation, if any, in the average of the daily closing prices during 2006 to the average of the daily closing prices during 2009.
          (c) If the Management Objective shall have been attained at the target level and if the Grantee shall have remained in the continuous employ of the Corporation or a

Subsidiary throughout the Performance Period, 100% of the number of Performance Restricted Shares specified on the first page of this Agreement shall be earned. If the Management Objective shall have been attained over the threshold level, but less than the target level, and the Grantee has remained so continuously employed, a proportionate number of the Performance Restricted Shares specified on the first page of this Agreement shall be earned, as determined by mathematical interpolation.
          (d) Any fraction of a Performance Restricted Share resulting from the foregoing calculations shall be rounded to the nearest 1/100th of a share.
     4. Effect of Death, Disability, Change in Control.
          (a) Notwithstanding the provisions of Section 3 of this Article II, all of the Performance Restricted Shares covered by this Agreement shall immediately become nonforfeitable (i) if the Grantee dies or becomes permanently disabled while in the employ of the Corporation or a Subsidiary during the Performance Period, or (ii) if a Change in Control occurs during the Performance Period.
          (b) For purposes of this Agreement, “Change in Control” means
     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Corporation where such acquisition causes such Person to own (X) 20% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”) without the approval of the Incumbent Board as defined in (ii) below or (Y) 35% or more of the Outstanding Voting Securities of the Corporation with the approval of the

Incumbent Board; provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Corporation that is approved by the Incumbent Board (as defined in subsection (ii), below), (B) any acquisition by the Corporation or a subsidiary of the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, (D) any acquisition by any Person pursuant to a transaction described in clauses (A), (B) and (C) of subsection (iii) below, or (E) any acquisition by, or other Business Combination (as defined in (iii) below) with, a person or group of which employees of the Corporation or any subsidiary of the Corporation control a greater than 25% interest (a “MBO”) but only if the Executive is one of those employees of the Corporation or any subsidiary of the Corporation that are participating in the MBO; provided, further, that if any Person’s beneficial ownership of the Outstanding Corporation Voting Securities reaches or exceeds 20% or 35%, as the case may be, as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Corporation, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or 35% or more, as the case may be, of the Outstanding Corporation Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Outstanding Corporation Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meanings of Rule 13d-3 promulgated under the

Exchange Act) less than 20% of the Outstanding Corporation Voting Securities, then no Change of Control shall have occurred as a result of such Person’s acquisition; or
     (ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board” (as modified by this clause (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     (iii) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets of another corporation, or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the ultimate beneficial owners of voting securities of the Corporation immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation, the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly (X) 20% or more, if such Business Combination is approved by the Incumbent Board or (Y) 35% or more, if such Business Combination is not approved by the Incumbent Board, of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     (iv) approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation except pursuant to a Business Combination described in clauses (A), (B) and (C) of subsection (iii), above.
     5. Effect of Retirement. Notwithstanding the provisions of Section 3 of this Article II, if the Grantee terminates employment with the Corporation or a Subsidiary after June 30, 2008 and the Grantee is at the time of such termination (a) at least age 65 or (b) at least age 55 and has completed at least 10 years continuous employment with the Corporation or a Subsidiary, a portion of the Performance Restricted Shares covered by this Agreement shall become nonforfeitable after the end of the Performance Period if the Committee then determines that the Management Objective have been attained at the threshold level of achievement. The number of Performance Restricted Shares that shall become nonforfeitable shall be determined by multiplying the number of Performance Restricted Shares that would have become nonforfeitable if the Grantee had remained in the continuous employment of the Corporation throughout the Performance Period, multiplied by the fraction of the Performance Period that is equal to the number of months the Grantee remained in the continuous employ of the Corporation and its Subsidiaries between the Date of Grant and the effective date of such retirement, divided by 36.
     6. Effect of Detrimental Activity. Notwithstanding anything herein to the contrary, if the Grantee, either during employment by the Corporation or a Subsidiary or within one year after termination of such employment, shall engage in any Detrimental Activity (as defined in Section 7 below) and the Board shall so find:
          (a) Return to the Corporation any all Performance Restricted Shares that the Grantee has not disposed of that became nonforfeitable pursuant to this Agreement.
          (b) With respect to any Performance Restricted Shares that the Grantee has disposed of that became nonforfeitable pursuant to this Agreement within a period of one year prior to the date of the commencement of such Detrimental Activity, the Grantee shall pay to the Corporation in the cash value of such Performance Restricted Shares on the date such Performance Restricted Shares became nonforfeitable. To the extent that such amounts are not paid to the Corporation, the Corporation may, to the extent permitted by law, set off the amounts so payable to it against any amounts that may be owing from time to time by the Corporation or a Subsidiary to the Grantee, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.
     7. Definition of Detrimental Activity. For purposes of this Agreement, the term “Detrimental Activity” shall include:

     (a) (i) Engaging in any activity in violation of the Section entitled “Competitive Activity; Confidentiality; Nonsolicitation” in the Severance Agreement between the Corporation and the Grantee, if such agreement is in effect at the date hereof, or in violation of any corresponding provision in any other agreement between the Corporation and the Grantee in effect on the date hereof providing for the payment of severance compensation; or
     (ii) If no such severance agreement is in effect as of the date hereof or if a severance agreement does not contain a Section corresponding to “Competitive Activity; Confidentiality; Nonsolicitation”:
A.	Competitive Activity During Employment. Competing with the Corporation anywhere within the United States during the term of the Grantee’s employment, including, without limitation:
(1)	entering into or engaging in any business which competes with the business of the Corporation;

(2)	soliciting customers, business, patronage or orders for, or selling, any products or services in competition with, or for any business that competes with, the business of the Corporation;

(3)	diverting, enticing or otherwise taking away any customers, business, patronage or orders of the Corporation or attempting to do so; or

(4)	promoting or assisting, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of the Corporation.

B.	Following Termination. For a period of one year following the Grantee’s termination date:
(1)	entering into or engaging in any business which competes with the Corporation’s business within the Restricted Territory (as hereinafter defined);

(2)	soliciting customers, business, patronage or orders for, or selling, any products or services in competition with, or for any business, wherever located, that competes with, the Corporation’s business within the Restricted Territory;

(3)	diverting, enticing or otherwise taking away any customers, business, patronage or orders of the Corporation within the Restricted Territory, or attempting to do so; or

(4)	promoting or assisting, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Corporation’s business within the Restricted Territory.
For the purposes of Sections 7(a)(ii)(A) and (B) above, inclusive, but without limitation thereof, the Grantee will be in violation thereof if the Grantee engages in any or all of the activities set forth therein directly as an individual on the Grantee’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which the Grantee or the Grantee’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

C.	“The Corporation.” For the purposes of this Section 7(a)(ii) of this Article II, the “Corporation” shall include any and all direct and indirect subsidiaries, parents, and affiliated, or related companies of the Corporation for which the Grantee worked or had responsibility at the time of termination of the Grantee’s employment and at any time during the two year period prior to such termination.

D.	“The Corporation’s Business.” For the purposes of this Section 7 of this Article II inclusive, the Corporation’s business is defined to be the manufacture, marketing and sale of high performance engineered materials serving global telecommunications and computer, magnetic and optical data storage, aerospace and defense, automotive electronics, industrial components and appliance markets as further described in any and all manufacturing, marketing and sales manuals and materials of the Corporation as the same may be altered, amended, supplemented or otherwise changed from time to time, or of any other products or services substantially similar to or readily substitutable for any such described products and services.

E.	“Restricted Territory.” For the purposes of Section 7(a)(ii)(B) of this Article II, the Restricted Territory shall be defined as and limited to:
(1)	the geographic area(s) within a one hundred mile radius of any and all Corporation location(s) in, to, or for which the Grantee worked, to which the Grantee was assigned or had any responsibility (either direct or supervisory) at the time of termination of the Grantee’s employment and at any time during the two-year period prior to such termination; and

(2)	all of the specific customer accounts, whether within or outside of the geographic area described in (1) above, with which the Grantee had any contact or for which the Grantee had any responsibility (either direct or supervisory) at the time of termination of the Grantee’s employment and at any time during the two-year period prior to such termination.
F.	“Extension.” If it shall be judicially determined that the Grantee has violated any of the Grantee’s obligations under Section 7(a)(ii)(B) of this Agreement, then the period applicable to each obligation that the Grantee shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.
          (b) Non-Solicitation. Except as otherwise provided in Section 7(a)(i) of this Article II, Detrimental Activity shall also include directly or indirectly at any time soliciting or inducing or attempting to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Corporation and/or of its parents, or its other subsidiaries or affiliated or related companies to terminate their employment, representation or other association with the Corporation and/or its parent or its other subsidiary or affiliated or related companies.
          (c) Further Covenants. Except as otherwise provided in Section 7(a)(i) of this Article II, Detrimental Activity shall also include:

     (i) directly or indirectly, at any time during or after the Grantee’s employment with the Corporation, disclosing, furnishing, disseminating, making available or, except in the course of performing the Grantee’s duties of employment, using any trade secrets or confidential business and technical information of the Corporation or its customers or vendors, including without limitation as to when or how the Grantee may have acquired such information. Such confidential information shall include, without limitation, the Corporation’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. The Grantee specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the Grantee’s mind or memory and whether compiled by the Corporation, and/or the Grantee, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Corporation to maintain the secrecy of such information, that such information is the sole property of the Corporation and that any retention and use of such information by the Grantee during the Grantee’s employment with the Corporation (except in the course of performing the Grantee’s duties and obligations to the Corporation) or after the termination of the Grantee’s employment shall constitute a misappropriation of the Corporation’s trade secrets.
     (ii) Upon termination of the Grantee’s employment with the Corporation, for any reason, the Grantee’s failure to return to the Corporation, in good condition, all property of the Corporation, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 7(c)(i) of this Article II.
          (d) Discoveries and Inventions. Except as otherwise provided in Section 7(a)(i) of this Article II, Detrimental Activity shall also include the failure or refusal of the Grantee to assign to the Corporation, its successors, assigns or nominees, all of the Grantee’s rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by the Grantee while in the Corporation’s employ, whether in the course of the Grantee’s employment with the use of the Corporation’s time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Corporation’s business. Any discovery, invention or improvement relating to any subject matter with which the Corporation was concerned during the Grantee’s employment and made, conceived or suggested by the Grantee, either solely or jointly with others, within one year following termination of the Grantee’s employment under this Agreement or any successor agreements shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Corporation’s time, materials or facilities. Upon request by the Corporation with respect to any such discoveries, inventions or improvements, the Grantee will execute and deliver to the Corporation, at any time during or after the Grantee’s employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Corporation may desire, and all proper assignments therefor, when so requested, at the expense of the Corporation, but without further or additional consideration.
          (e) Work Made For Hire. Except as otherwise provided in Section 7(a)(i) of this Article II, Detrimental Activity shall also include violation of the Corporation’s rights in any or all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Grantee during the Grantee’s employment with the Corporation. The Grantee acknowledges that, to the extent permitted by law, all such items shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Corporation. The item will recognize the Corporation as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) [Corporation Name], All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.
          (f) Termination for Cause. Except as otherwise provided in Section 7(a)(i) of this Agreement, Detrimental Activity shall also include activity that results in termination for Cause. For the purposes of this Section 7, “Cause” shall mean that, the Grantee shall have:
     (i) been convicted of a criminal violation involving fraud, embezzlement, theft or violation of federal antitrust statutes or federal securities laws in connection with his duties or in the course of his employment with the Corporation or any affiliate of the Corporation;
     (ii) committed intentional wrongful damage to property of the Corporation or any affiliate of the Corporation; or
     (iii) committed intentional wrongful disclosure of secret processes or confidential information of the Corporation or any affiliate of the Corporation;
and
any such act shall have been demonstrably and materially harmful to the Corporation.

          (g) Other Injurious Conduct. Detrimental Activity shall also include any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Corporation or any subsidiary unless the Grantee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation.
          (h) Reasonableness. The Grantee acknowledges that the Grantee’s obligations under this Section 7 of this Agreement are reasonable in the context of the nature of the Corporation’s business and the competitive injuries likely to be sustained by the Corporation if the Grantee were to violate such obligations. The Grantee further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Corporation to perform its obligations under this Agreement and by other consideration, which the Grantee acknowledges constitutes good, valuable and sufficient consideration.
     8. Forfeiture of Shares. The Performance Restricted Shares shall be forfeited to the extent they fail to become nonforfeitable at the end of the Performance Period and, except as otherwise provided in Sections 4 or 5 of this Article II, if the Grantee ceases to be employed by the Corporation or a Subsidiary at any time prior to such Shares becoming nonforfeitable. In the event of a forfeiture, any certificate(s) representing the Performance Restricted Shares covered by this Agreement shall be cancelled.
     9. Dividend, Voting and Other Rights.
          (a) Except as otherwise provided herein, the Grantee shall have all of the rights of a shareholder with respect to the Performance Restricted Shares covered by this Agreement, including the right to vote such Performance Restricted Shares and receive any dividends that may be paid thereon; provided, however, that any additional Common Shares or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Corporation shall be subject to the same restrictions as the Performance Restricted Shares covered by this Agreement.
          (b) Cash dividends on the Performance Restricted Shares covered by this Agreement after the receipt of Shareholder Approval shall be sequestered by the Corporation from and after the Date of Grant until such time as any of such Performance Restricted Shares become nonforfeitable in accordance with Section 3 of this Article II, whereupon such dividends shall be paid to the Grantee in cash to the extent such dividends are attributable to Performance Restricted Shares that have become nonforfeitable. To the extent that Performance Restricted Shares covered by this Agreement are forfeited pursuant to Section 8 of this Article II, all the dividends sequestered with respect to such Performance Restricted Shares shall also be forfeited. No interest shall be payable with respect to any such dividends.
          10. Book Entry; Stock Certificate(s). The Common Shares subject to this grant of Performance Restricted Shares shall be uncertificated and evidenced by book entry only until the Performance Restricted Shares vest in pursuant to Section 3 of this Article II. At such time, a Certificate or Certificates representing such shares (less any shares withheld for taxes pursuant to Section 3 of Article IV hereof) shall be delivered to the Grantee.
ARTICLE III
CERTAIN TERMS OF PERFORMANCE SHARES
     1. Issuance of Performance Shares. The Performance Shares covered by this Agreement shall only result in payment after the completion of the Performance Period and only if they are earned as provided in Section 2 of this Article III.
     2. Earn-Out of Performance Shares. All of the Performance Shares covered by this Agreement shall be earned if the Grantee shall have remained in the continuous employ of the

Corporation or a Subsidiary throughout the Performance Period and if the Management Objective shall have been at least attained at the maximum level of achievement. If the Management Objective shall have been attained at a level between the target and maximum levels of achievement and the Grantee has remained so continuously employed, a portion of the Performance Shares covered by this Agreement shall be earned out, as determined by mathematical interpolation. In no event shall any Performance Shares be earned if actual achievement falls at or below the target level of the Management Objective.
     3. Payment of Performance Shares.
          (a) Payment shall be made in the form of cash equal to the Market Value per Share on the New York Stock Exchange on the last day of the Performance Period multiplied by the number of Performance Shares earned pursuant to Section 2 of Article III this Agreement. Final awards shall be paid, less applicable taxes, in the calendar year immediately following the close of the last calendar year of the Performance Period to which the award of Performance Shares relates and as soon as practicable after the receipt of audited financial statements relating to such Performance Period and the determination by the Committee of the level of attainment of the Management Objective, but in no event later than two and one-half months after the close of the last calendar year of such Performance Period.
          (b) Any payment of awards due pursuant to this Agreement to a deceased Grantee shall be paid to the beneficiary designated by the Grantee on the Designation of Death Beneficiary attached as Exhibit A hereto and filed with the Corporation. If no such beneficiary has been designated or survives the Grantee, payment shall be made to the Grantee’s legal representative. A beneficiary designation may be changed or revoked by a Grantee at any time, provided the change or revocation is filed with the Corporation.

          (c) Prior to payment, the Corporation shall only have an unfunded and unsecured obligation to make payment of earned awards to the Grantee.
     4. Performance Shares Nontransferable. The Performance Shares covered by this Agreement that have not yet been earned out are not transferable other than by will or pursuant to the laws of descent and distribution.
ARTICLE IV
GENERAL PROVISIONS
     1. Compliance with Law. The Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Corporation shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
     2. Dilution and Other Adjustments. The Committee shall make such adjustments in the Management Objective and/or Performance Shares covered by this Agreement as such Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of the Grantee that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, or (b) any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets, or issuance of warrants or other rights to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Committee may provide in substitution for this award of Performance Shares such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of this award of Performance Shares so replaced.

     3. Withholding Taxes. If the Corporation or any Subsidiary shall be required to withhold any federal, state, local or foreign tax in connection with any issuance or vesting of Common Shares or other securities pursuant to this Agreement, the Grantee shall pay the tax or make provisions that are satisfactory to the Corporation or such Subsidiary for the payment thereof. The Grantee may elect to satisfy all or any part of any such withholding obligation by surrendering to the Corporation or such Subsidiary a portion of the Common Shares that are issued or transferred or that become nontransferable by the Grantee hereunder, and the Common Shares so surrendered by the Grantee shall be credited against any such withholding obligation at the Market Value per Share of such Common Shares on the date of such surrender. In no event shall the Market Value per Share of the Common Shares to be withheld and/or delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.
     4. Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Corporation or a Subsidiary shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Corporation or a Subsidiary, by reason of the transfer of his employment among the Corporation and its Subsidiaries or a leave of absence approved by the Board.
     5. No Employment Contract; Right to Terminate Employment. The grant of the Restricted Performance Shares and Performance under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the Restricted Performance Shares and Performance under this Agreement and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing in this Agreement will give the Grantee any right to continue employment with the Corporation or any Subsidiary, as the case may be, or interfere in any way with the right of the Corporation or a Subsidiary to terminate the employment of the Grantee at any time.
     6. Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Corporation and its Subsidiaries and by third party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.
     7. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee with under this Agreement without the Grantee’s consent (provided, however, that the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Corporation to comply with Section 409A of the Code).
     8. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
     9. Governing Law. This agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio.

     10. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
          The undersigned Grantee hereby accepts the award granted pursuant to this Restricted Performance Share and Performance Share Agreement on the terms and conditions set forth herein.

Dated:

Grantee
          Executed in the name of and on behalf of the Corporation at Cleveland, Ohio as of this 22nd day of February, 2008.

BRUSH ENGINEERED MATERIALS INC.
By
Michael C. Hasychak
Vice President, Treasurer and Secretary

EXHIBIT A
2006 STOCK INCENTIVE PLAN
BRUSH ENGINEERED MATERIALS INC.
BENEFICIARY DESIGNATIONS
          In accordance with the terms and conditions of the 2006 Stock Incentive Plan of Brush Engineered Materials Inc. (the “Plan”), I hereby designate the person(s) indicated below as my beneficiary(ies) to receive any amounts payable under said Plan after my death.

Name

Address

Social Sec. Nos. of Beneficiary(ies)

Relationship(s)

Date(s) of Birth

          In the event that the above-named beneficiary(ies) predecease(s) me, I hereby designate the following person as beneficiary(ies);

Name

Address

Social Sec. Nos. of Beneficiary(ies)

Relationship(s)

Date(s) of Birth

          I hereby expressly revoke all prior designations of beneficiary(ies), reserve the right to change the beneficiary(ies) herein designated and agree that the rights of said beneficiary(ies) shall be subject to the terms of the Plan. In the event that there is no beneficiary living at the time of my death, I understand that the amounts payable under the Plan will be paid to my estate.

Date	(Signature)

(Print or type name)